As filed with the Securities and Exchange Commission on September 3, 2020.

Registration No. 333-141358	Registration No. 333-85803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT No. 333-141358
FORM S-8 REGISTRATION STATEMENT NO. 333-85803
UNDER THE SECURITIES ACT OF 1933

Freeport-McMoRan Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-2480931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 North Central Avenue Phoenix, AZ	85004
(Address of Principal Executive Offices)	(Zip Code)

Phelps Dodge 2003 Stock Option and Restricted Stock Plan
Phelps Dodge 1998 Stock Option and Restricted Stock Plan
Freeport-McMoRan Inc. 1999 Stock Incentive Plan
(Full title of the plans)

Monique A. Cenac
Assistant General Counsel and Secretary
Freeport-McMoRan Inc.
333 North Central Avenue
Phoenix, AZ 85004
(Name and address of agent for service)
(602) 366-8100
(Telephone number, including area code, of agent for service)
Copy to:
Kelly C. Simoneaux
Jones Walker LLP
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Freeport-McMoRan Inc. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements, in each case, solely to the extent that they relate to the Phelps Dodge 2003 Stock Option and Restricted Stock Plan (the “2003 Plan”), Phelps Dodge 1998 Stock Option and Restricted Stock Plan (the “1998 Plan”) and Freeport-McMoRan Inc. 1999 Stock Incentive Plan (the “1999 Plan,” together with the 2003 Plan and the 1998 Plan, the “Prior Plans”):
1.Registration Statement on Form S-8, File No. 333-141358, filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2007, originally registering the offer and sale of 1,000,000 aggregate shares of Class B Common Stock, par value $0.10 per share, pursuant to the 2003 Plan and the 1998 Plan; and

2.Registration Statement on Form S-8, File No. 333-85803, filed with the Commission on August 24, 1999, originally registering the offer and sale of (i) 3,200,000 shares of Class A Common Stock, par value $0.10 per share, and (ii) 4,800,000 shares of Class B Common Stock, par value $0.10 per share, issuable pursuant to the 1999 Plan.

DEREGISTRATION OF UNSOLD SECURITIES

        The Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements and is no longer issuing securities under the Prior Plans. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 3, 2020.

Freeport-McMoRan Inc.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President and Chief
Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

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